Exhibit 3.1

AMENDED & RESTATED ARTICLES OF INCORPORATION

OF AMERICANWEST BANCORPORATION

ARTICLE I

The name of the corporation is AmericanWest Bancorporation.

ARTICLE II

The general nature of the business of the corporation and the objects and purposes proposed to be transacted, promoted and carried on by it are:

(a) To acquire and hold banks and any other lawful activity permissible for bank holding companies.

(b) To engage in the business of buying, leasing, renting other otherwise acquiring and owning real, personal or mixed property, improved or unimproved, or any right or interest therein of any kind, nature and description and wheresoever situated; and to hold, possess, enjoy, manage, improve, develop or otherwise control the same; to change, exchange, mortgage, pledge, hypothecate, sell, lease, assign, transfer or otherwise dispose of the property, any part thereof or any right or interest therein.

(c) To buy, lease, purchase, hire or otherwise acquire and to hold, own, possess, enjoy, manage, develop, improve and control, build, erect, construct, reconstruct, remodel, repair or otherwise dispose of any lands buildings, offices, machinery, appliances, contrivances, rights, easements, permits, privileges, franchises, patents, trademarks, licenses and all other things, rights, privileges and property which may at any time or in any place be necessary, suitable, convenient or profitable in the judgment of the Board of Directors for the benefit and purposes of the corporation.

(d) To manufacture goods, wares, merchandise and products of any nature and description found by the corporation to be useful and valuable that it may desire to make, use or dispose of and to engage in the merchandising, buying, selling, trading, importing or exporting of its own products, equipment and chattels or the products of another, either wholesale or retail or both, either as agent, broker or manufacturer.

(e) To own, lease, acquire, use and enjoy the benefits of trade names and to register or copyright the same; to deal in patented articles and obtain patents for its own inventions, formulas, principles or products and to deal in royalties, rights and privileges and the like that are protected by law and prescription through invention, discovery or otherwise.

(f) To engage in business with others as a joint venture and in general or limited partnerships.

(g) To borrow money and make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds whether secured by mortgage, pledge or otherwise,

without limit as to amount except as may be prohibited by statute and to secure the same by mortgage, pledge or otherwise and, generally, to make and perform agreements and contracts of every kind and description.

(h) To subscribe for and buy, purchase or otherwise acquire and to own, hold, possess or otherwise control and to sell, assign, transfer, mortgage or otherwise dispose of shares of capital stock, bonds or other securities of any other corporation or corporations created and existing under the laws of the State of Washington or of any other state, territory, district, colonial possession or territorial acquisition of the United States or any foreign country and by its duly authorized officers or by proxy to vote such stock shares at any and all stockholders’ meetings of the corporation or corporations whose shares are so held and, while the owner thereof, to exercise all rights, powers, authorities and privileges of any other stockholder of such corporation or corporations and to issue in exchange therefor and for the purpose of acquiring the same, its own stock, bonds, debentures or other securities or obligations.

(i) To hold, sell, transfer and purchase with the earned and capital surplus available therefor, the shares of its own capital stock to the greatest extent permissible under any present or future law of the State of Washington.

(j) To accept as full payment or as installment payments for its stock either cash, property or other valuable consideration as the Board of Directors may determine.

(k) To appoint a duly authorized attorney-in-fact with full authority to bind this corporation in all matters and things as fully and completely as the officers of this corporation can do.

(l) To issue its own bonds and debentures under such terms and conditions and to secure the same in such manner, as the Board of Directors shall determine and to provide that the interest for the payment of such bonds may be a first lien upon the net earnings of the corporation and to further provide that a certain percentage of the net earnings of this corporation may be placed in a sinking fund for the retirement of the bonds, with sums so received being deducted as a fixed charge before the payment of any interest upon its preferred stock, if any, or the declaring of any dividends upon its common stock.

(m) To conduct and carry on its business, or any part thereof, and to exercise all or any of its corporate powers and rights in the State of Washington and in the various states, territories, colonies and dependencies of the United States, in the District of Columbia and in all or any foreign country or countries.

(n) To adopt and enforce By-Laws for the government of its affairs, including the election and removal of any officer or director of this corporation; and

FINALLY, this corporation has all powers and privileges in the matters and things herein mentioned and described, contemplated, or implied by any reasonable intendment of these Articles to do all things in all manner and form as fully and completely as a natural person in law can do.

ARTICLE III

The existence of this corporation is perpetual.

ARTICLE IV

Section 1. The capital stock of this corporation consists of fifty million shares of Common Stock and five million shares of Preferred Stock. The Common Stock and Preferred Stock shall have no par value. The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles (“Preferred Stock Designation”). Except as may otherwise be provided in a Preferred Stock Designation, all shares of each class of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.

Section 2. Each share of Common Stock, when issued, shall be entitled to one vote. Cumulative voting for directors shall not be allowed.

Section 3. This corporation shall not commence business until consideration of the value of at least $500 has been received for the issuance of shares.

Section 4. All of the capital stock may be issued by the corporation from time to time for such consideration of labor, services, money, or property as may be fixed by the Board of Directors and as authorized by law.

Section 5. No shareholders shall have preemptive rights to acquire unissued shares of the corporation.

Section 6. The Board of Directors of this corporation is expressly authorized to designate, from time to time by resolution duly adopted, the preferences, limitations and relative rights of one or more series of Preferred Stock. A Preferred Stock Designation by the Board of Directors may set forth, with respect to the shares of the series of Preferred Stock so designated, the following preferences, limitations and relative rights:

(a) Voting. The voting rights of the shares of that series of Preferred Stock, including whether the shares have special, conditional or limited voting rights. Alternatively, the Preferred Stock Designation may include a statement to the effect that the shares of that series of Preferred Stock are “nonvoting” except to the extent voting rights are required by the Washington Business Corporation Act.

(b) Dividends. The dividend rate and preference, if any, of the shares of that series of Preferred Stock. The Preferred Stock Designation will also state (i) whether the dividend rights of shares of that series of Preferred Stock are cumulative, noncumulative or partially cumulative and (ii) whether or not the shares of that series of Preferred Stock will participate in any dividends that may be declared with respect to the Common Stock.

(c) Liquidations. The amount of the liquidation preference, if any, of the shares of that series of Preferred Stock. The Preferred Stock Designation will also state whether or not and, if so, when the shares of that series of Preferred Stock will participate with the Common Stock in any liquidating distributions.

(d) Redemption. Whether the shares of that series of Preferred Stock are redeemable at the option of the corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event and whether the redemption price for the shares of that series of Preferred Stock will be a designated amount or determined by a designated formula or by reference to an extrinsic event or extrinsic data, whether the redemption price for the shares of such series of Preferred Stock will be paid in cash, indebtedness or other property. The Preferred Stock Designation will also state (i) the terms and conditions, if any, of any redemption, (ii) the procedures for effecting any redemption and (iii) whether or not and, if so, where and in what manner a sinking fund must be created by the corporation for the purpose of funding any redemption.

(e) Conversion. Whether the shares of that series of Preferred Stock are convertible at the option of the corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event into other securities of the corporation in a designated amount or in an amount determined by a designated formula or by reference to an extrinsic event or extrinsic data. The Preferred Stock Designation will also state the terms and conditions of the conversion, if any, and the procedures for effecting such a conversion.

(f) Other Terms. Such other preferences, limitations and relative rights as the Board of Directors of the corporation may determine.

Every Preferred Stock Designation must identify a series of Preferred Stock in a manner that will distinguish that series from all other series of Preferred Stock and from the undesignated Preferred Stock. The Preferred Stock Designation must also set forth the number of shares to be included in that series. All shares of that series that are thereafter redeemed, converted or, if so provided in the Preferred Stock Designation, remain unissued on a designated date or on the occurrence of an event will cease to be of that series and will automatically become undesignated Preferred Stock.

Any Preferred Stock Designation adopted by the Board of Directors of the corporation pursuant to this Section 6 of Article IV will constitute articles of amendment to these Articles of Incorporation and will become effective, without shareholder action, upon filing as prescribed by the Washington Business Corporation Act. No shares of Preferred Stock or of a series of Preferred Stock may be issued by the corporation prior to the filing of articles of amendment determining the preferences, limitations and relative rights of such shares.

ARTICLE V

No contracts or other transactions between the corporation and any other corporation (or partnership) and no act of the corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily interested in, or are directors or officers of such other corporation (or partnership); any director individually, or any firm of which any director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contracts or transactions of the corporation, provided that the fact that he or such corporation is so interested is disclosed or known to the Board of Directors or a majority thereof; and any director of the corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which authorizes any such contracts or transactions with like form and effect as if he were not such director or officer of such corporation or not so interested.

ARTICLE VI

Section 1. The directors who shall manage the affairs of the corporation shall not be less than five (5) nor more than twenty-five (25) in number to be elected annually by the common stockholders. The exact number shall be determined from time to time by a resolution of the Board of Directors or by a resolution of the shareholders at any annual or special meeting thereof. In case of vacancies in the Board of Directors by death, resignation or otherwise, a majority of the remaining directors may elect directors to fill the vacancies.

Section 2. The Board of Directors has the power and authority to make, alter, amend or repeal By-Laws of this corporation, subject to the power of the stockholders having voting power to alter, amend or repeal the By-Laws.

Section 3. The Board of Directors has the power and authority to distribute to its shareholders assets, in cash or property, out of the capital surplus of the corporation to the extent provided by law.

Section 4. The Board of Directors may by resolution passed by a majority of the entire Board of Directors designate one or more directors to constitute an executive committee, which shall have and exercise the authority of the Board of Directors in the management of the business of the corporation to the extent provided in the resolution.

ARTICLE VII

The name and Post Office address of each incorporator of the corporation is:

Thomas H. Murphy	2100 Fourth & Blanchard Bldg.
Seattle, Washington 98121

ARTICLE VIII

Any proposal to adopt a plan of merger submitted by the Board of Directors to the shareholders for approval may be approved by the affirmative vote of a majority of the holders of the outstanding shares of the corporation’s stock entitled to vote on the plan of merger.